UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	August 24, 2005

Sunbelt Bancshares, Inc.
(Exact name of Registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	333-120681 (Commission File Number)	20-1496006 (I.R.S. Employer Identification No.)
1625 North Stemmons Freeway Dallas, Texas 78746 (Address of principal executive offices)
(214) 217-3971 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e.4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

During August 24-25, 2005, three of the eight remaining directors of the registrant, namely Don Dawson, Paul Decleva, Jr., James Swafford, and Cindy Swindle, the registrant's Executive Vice President, Chief Financial Officer, Secretary and Treasurer, have resigned. As previously reported, two other directors, Jerry Burnett and Lonnie Goodman, who also served as the registrant's Chairman and Chief Executive Officer and President and Chief Lending Officer, respectively, also resigned.

On August 29, 2005, the Board of Directors elected Ruth Armstrong, one of the other directors and an organizer of Sunbelt Bank (In Organization), as its Chairman.

At this time, the Board and the organizers are interviewing candidates for replacement Chief Executive Officer and Chief Lending Officer. Simultaneously, a meeting has been scheduled with the appropriate officials of the Texas Department of Banking and telephone conferences have been held with officials at the Federal Deposit Insurance Corporation, both with the view to obtaining extensions from these two agencies of the November 1, 2005, deadline for satisfaction of the conditions for preliminary approval of Sunbelt Bank's charter and deposit insurance. Should a meaningful extension be obtained, the Board and the organizers intend to continue with the organization of Sunbelt Bank, including hiring new management, adding organizers and, generally, undertaking their best efforts to carry out the offering to a successful conclusion within the additional time. If such an extension is not granted, the Board and the organizers will withdraw all bank regulatory applications and terminate the offering. There is no assurance that an extension will be granted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sunbelt Bancshares, Inc. Registrant
Date: September1, 2005	By:	/S/ Todd Seib Todd Seib Vice Chairman